EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of
   Gerber Scientific, Inc.:

We consent to incorporation by reference in the registration statements No. 2-93695, No. 33-58668, No. 333-26177, No. 333-42879, No. 333-81447, No. 333-83463, No. 333-39754, and No. 333-116991 on Form S-8 and No. 33-58670 on Form S-3 of Gerber Scientific, Inc. of our report dated July 13, 2004, relating to the consolidated balance sheets of Gerber Scientific, Inc. and subsidiaries as of April 30, 2004 and 2003 and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the years in the three-year period ended April 30, 2004, which report appears in the April 30, 2004 annual report on Form 10-K of Gerber Scientific, Inc.

/s/ KPMG LLP

Hartford, Connecticut
July 13, 2004